UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                                                                     March 7, 2016

CD INTERNATIONAL ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Florida	001-33694	13-3876100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

431 Fairway Drive, Suite 200, Deerfield Beach, FL	33441
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(954) 363-7333

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information contained in Item 2.01 below relating to the Share Share Exchange Agreement (as defined below) is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 7, 2016, CD International Enterprises, Inc. (the "Company") entered into (and closed) a Share Exchange Agreement (the "Agreement") to acquire 100% ownership in equity interest in Chinese Manor Assets Investment Management Company, Limited, a Cayman corporation ("CMAIM") from CMAIM's sole shareholder, Mr. Xiangjun Wang. The Agreement was unanimously approved by our Board of Directors.

Under the terms of the agreement, the Company purchased 100% ownership interest in CMAIM for an aggregate purchase price of $5 million based on the initial registered capital for CMAIM's wholly-owned subsidiary in China.  CDII will issue to Mr. Wang 1,670,000 shares of company's Series G Convertible Preferred Stock with a total market value of $5 million. The preferred stock can be converted to Company's common stock upon a listing of the Company's common stock on NYSE or NASDAQ.  The convertibility ratio is one share of the preferred stock to one thousand shares of Company's common stock.  Each share of the preferred stock has the voting rights of 1,000 shares of Company common stock; and, thus, Xiangjun Wang, the sole equity owner of CMAIM, will be able to vote approximately 70% of the Company's common stock and control the Company.

CMAIM owns 100% of equity ownership of Shenzhen Tianron Finance Leasing Company, Limited, a Chinese limited liability company based in Shenzhen, China ("STRFL").  CMAIM is doing business through STRFL in the areas of financing, investment and business management in the industries of biotechnology, high-tech, media, agriculture, and health care.

The Agreement contains certain representations, warranties and covenants between the parties. The Agreement may be terminated by any party to the agreement if the closing under the terms of the Agreement has not occurred in accordance with the Agreement.  The Company plans to file a Form 8-K/A within 71 days to disclose audited financial statements of CMAIM since its inception.

Mr. Xiangjun Wang has no family relationship with Company's management.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the agreement, a copy of which is filed as Exhibit 10.73 hereto and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 2.01 above relating to the Agreement is incorporated herein by reference. The issuance of shares of the Company's common stock to the former sole security holder of CMAIM was not registered, and will not be registered, under the Securities Act, pursuant to an exemption from the registration requirements provided by Section 4(a)(2) thereof and Rule 506(b) of Regulation D thereunder. The shares of Company common stock will be "restricted securities" for purposes of Rule 144 and subject to certain requirements before sale, including holding period requirements, unless sold pursuant to an effective registration statement under the Securities Act.

Item 5.01 Changes in Control of the Company.

Pursuant to the Agreement, on March 7, the Company issued 1,670,000 shares of Company's series G preferred stock to Mr. Xiangjun Wang as part of the purchase price of the acquisition of CMAIM. Each share of the preferred stock has the voting rights of 1,000 shares of Company common stock; and, thus, Xiangjun Wang, who was the sole equity owner of CMAIM, will be able to vote approximately 70% of the Company's common stock and control the Company.

Item 9.01	Financial Statements and Exhibits.

 (d)           Exhibits

10.73	Share Exchange Agreement among CD International Enterprises, Inc., Chinese Manor Assets Investment Management Company, Limited, and Mr. Xiangjun Wang dated March 7, 2016

*     Exhibits and schedules omitted pursuant to Item 601(b)(2) of Regulation S-K.  CD International Enterprises, Inc. agrees to furnish a supplemental copy of an omitted exhibit or schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CD International Enterprises, Inc.

Date: March 9, 2016	By: /s/ Yuejian (James) Wang
Yuejian (James) Wang, Ph.D., Chief Executive Officer